TONIX PHARMACEUTICALS HOLDING CORP. 8-K

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-254975) on Form S-3 of Tonix Pharmaceuticals Holding Corp. of our report dated July 18, 2023, with respect to the abbreviated financial statements of the Tosymra® and Zembrace® Symtouch® Product Lines of Upsher-Smith Laboratories, LLC, not included herein, which report appears in the Form 8-K/A dated July 18, 2023 of Tonix Pharmaceuticals Holding Corp. and to the references to our firm under the heading of “Experts” in the prospectus supplement contained in such registration statement.

/s/ KPMG LLP

Minneapolis, Minnesota

July 25, 2023